AMENDED AND RESTATED LOAN AGREEMENT

    THIS AMENDED AND RESTATED LOAN AGREEMENT (as amended, restated or supplemented or otherwise modified from time to time, hereinafter called the “Agreement”) made and entered into this 22nd day of December, 2021, (“Effective Date”) by and between FIRST GUARANTY BANCSHARES, INC., a Louisiana corporation, (hereinafter called “Borrower”) and FIRST HORIZON BANK, a Tennessee banking corporation having its principal office located in Memphis, Tennessee (“Lender”).

W I T N E S S E T H :

WHEREAS, the Borrower and the Lender previously entered into that certain Loan Agreement dated December 22, 2015, as amended by the First Amendment to Loan Agreement dated June 1, 2017, by Second Amendment to Loan Agreement dated November 7, 2019, and by Third Amendment to Loan Agreement dated December 31, 2020 (as amended, the “Original Loan Agreement”), the Borrower previously requested, and Lender previously provided a term loan to Borrower in the principal amount of Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00), the current principal balance of which is Twenty-Six Million and 00/100 Dollars ($26,000,000.00) (the “2019 Loan”);

WHEREAS, the Borrower has requested that Lender provide a revolving line of credit loan in the maximum principal amount of up to Twenty Million Dollars ($20,000,000.00) (the “Revolving Credit Loan” and together with the 2019 Loan, the “Loans”), and the Lender has agreed on the terms and conditions hereinafter set forth;

WHEREAS, Borrower and Lender have agreed to amend and restate the terms of the Original Loan Agreement to set forth certain terms of the Loans and to secure the Loans by a pledge of 4,823,899 shares of common stock of First Guaranty Bank, a Louisiana corporation (the “Bank”) which constitutes eighty-five percent (85.00%) of the outstanding shares of the Bank, which is a wholly-owned subsidiary of Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

AGREEMENTS

1.AMOUNT AND TERMS OF BORROWINGS.
1.1Defined Terms. Any capitalized term used but not defined in the body of this Agreement shall have the meaning set forth on Appendix A attached hereto and incorporated herein by reference.
1.2Loans.
(a)Lender hereby agrees to lend, and Borrower hereby agrees to borrow, on a revolving credit basis, upon the terms and conditions set forth in this Agreement, the sum of up to Twenty Million Dollars ($20,000,000.00) as the Revolving Credit Loan, to be evidenced by a revolving credit note executed by the Borrower (the “Revolving Credit Note”), as set forth in Exhibit A-1 and included herein by reference. The Revolving Credit Loan shall bear interest and be payable in accordance with the terms and provisions of the Revolving Credit Note. The Revolving Credit Loan (and the Lender’s commitment to fund advances thereunder) shall expire and mature, and the outstanding principal balance of the Revolving Credit Loan and all accrued but unpaid interest thereon shall be due and payable, on the Revolving Credit Loan Maturity Date (hereinafter defined).
(b)Lender has previously provided a term loan to Borrower in the original principal amount of Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00), as the 2019 Loan (hereinafter defined), as evidenced by the 2019 Term Note (hereinafter defined), as set forth in Exhibit A-2 and included herein by reference. The 2019 Loan Note shall bear interest and be payable in accordance with the terms and provisions of the 2019 Loan Note. The 2019 Loan shall expire and mature, and any remaining outstanding principal balance on the 2019 Loan and all accrued but unpaid interest thereon shall be due and payable, on the 2019 Loan Maturity Date (hereinafter defined). All proceeds of the 2019 Loan have previously been advanced. Notwithstanding any other provision of this Agreement, no further principal advances are available to be borrowed under the 2019 Loan.
1.3Collateral. All indebtedness and obligations of Borrower to Lender under this Agreement shall be secured by Lender’s lien and security interest in the Collateral. The pledging of such Collateral shall be evidenced by the Pledge Agreement. Borrower agrees that all of the rights of Lender with regard to the Pledge Agreement set forth in this Agreement shall apply to any modification of, or supplement to this Agreement.
1.4Fees. A loan origination fee in the amount of Forty-Five Thousand Dollars ($45,000.00) shall be paid by Borrower to Lender on or before the Effective Date. Borrower agrees that this fee is fair and reasonable considering the condition of the money market, the creditworthiness of the Borrower, the interest rate to be paid, and the nature of the security for the Loans.
1.5Funding. The advance of Revolving Credit Loan proceeds hereunder shall be made, upon Borrower’s request, by depositing the same into a demand deposit account with Lender, or by wire transfer to Borrower’s account according to the wire instructions set forth on Schedule 1.5, or as otherwise agreed between Borrower and Lender. The Revolving Credit Loan to Borrower may be made, at Borrower’s request, in one or more advances, each of which shall be subject to the terms and conditions of this Agreement, including but not limited to Sections 2 and 3 hereof. Advances under the Revolving Credit Loan may be requested either orally or in writing by Borrower as provided in this paragraph. Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender’s office set forth below. The following persons, acting individually (each an “Authorized Agent” and, collectively, the “Authorized Agents”), currently are authorized to request advances and authorize payments under the Revolving Credit Loan until Lender receives from Borrower, at Lender’s address set forth below, written notice of revocation of their authority: Alton B. Lewis, President and CEO (e-mail address: ablewis@fgb.net), Eric J. Dosch, CFO (e-mail address: ejdosch@fgb.net). The Borrower agrees that the Lender shall have no liability or responsibility to identify any party who makes any verbal request or electronic submission for any of said banking transactions; but the Lender shall be fully and completely protected in acting upon any such verbal request or electronic submission made by any party who identifies himself as one of the Authorized Agents of the Borrower. Any electronic submission shall be by e-mail or by facsimile and shall be deemed to have been made and certified by an Authorized Agent by the applicable method as follows: (i) if the e-mail received by the Lender shows it was sent from the Authorized Agent’s e-mail address as set forth herein or (ii) if the facsimile sent to the Lender is signed by the Authorized Agent
1.6Increased Costs Generally.
(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Lender;
(ii)subject the Lender to any tax of any kind whatsoever with respect to this Agreement, or any Loans made by it, or change the basis of taxation of payments to such Lender in respect thereof; or
(iii)impose on the Lender any other condition, cost or expense affecting this Agreement or the Loans made by the Lender;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining the Loans (or of maintaining its obligations to make the Loans), or to increase the cost to the Lender of issuing or maintaining any letter of credit (or of maintaining its obligation to participate in or to issue any letter of credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon written request of the Lender, the Borrower shall promptly pay to the Lender, as the case may be, such additional actual amount or amounts as will compensate the Lender, as the case may be, for such additional costs actually incurred or reductions actually suffered.
(b)Capital Requirements. If Lender determines that any Change in Law affecting the Lender or Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the commitment of the Lender hereunder or the Loans made by the Lender hereunder, to a return below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time upon written request of the Lender, the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such actual reduction suffered.
(c)Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in this Section and delivered to Borrower, shall be conclusive absent manifest error. The Borrower shall pay the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 6-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Limitations. Notwithstanding the foregoing, (i) Borrower shall not be required to so reimburse Lender unless Lender at, the time of the request for reimbursement, is generally assessing such amounts on a nondiscriminatory basis against similarly-situated borrowers under its other loan agreements that have similar increased costs provisions and (ii) Borrower shall not be required to reimburse Lender for such costs if Borrower instead repays the

Loans and all other obligations under the Loan Documents to Lender within thirty (30) days of receipt of Lender's notice assessing same.
2.USE OF PROCEEDS.
1.1Use of Loan Proceeds. The proceeds of the Loans shall be used by the Borrower for working capital and for general corporate purposes.
3.CONDITIONS TO LOAN CLOSING.
    The obligation of Lender to extend any loan or credit to Borrower under this Agreement or to make any Loan disbursements (including, without limitation, advances under the Revolving Credit Loan) is subject to the strict satisfaction of each of the following conditions:

1.1No Defaults; Certificate. Borrower and the Bank shall be in full compliance with all the terms and conditions of this Agreement, and no Event of Default, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred. At Lender’s request, Lender shall have received from Borrower and the Bank a certificate, in form and content reasonably acceptable to Lender dated as of and delivered on the date of the Loans, certifying that (1) the representations and warranties set forth herein, and the exhibits attached hereto, are accurate, true and correct on and as of such date, (2) show that neither the transactions contemplated hereby or by any other Loan Document will cause or result in any violation of (or creation of any right in third parties under the provisions of) any laws restricting or otherwise regulating the use, application or distribution of corporate funds and assets, and (3) that no Event of Default nor any event which upon notice or lapse of time or both would constitute such an Event of Default, exists.
1.2Accuracy of Representations and Warranties. At the time of the initial Revolving Credit Loan disbursement, the representations and warranties set forth herein and in any other Loan Document shall be true and correct.
1.3Corporate Action and Authority. The Borrower shall have delivered to Lender: (i) a certificate from the Secretary of State of Louisiana that Borrower is in good standing and certificates from the Secretaries of State of each other State in which the Borrower owns any property, has stationed any employees or agents, or otherwise conducts business, certifying the Borrower’s good standing as a corporation in each such State; (ii) a copy of the Resolutions passed by the Borrower’s Board of Directors authorizing the execution and delivery of the performance of Borrower’s obligations under the Loan Documents certified by the Secretary or Assistant Secretary to be true and correct; and (iii) a certificate or certificates, dated as of and delivered on the date of the execution of this Agreement and signed on behalf of the Borrower by the Secretary or Assistant Secretary, certifying the names of the officers authorized to execute and deliver the Loan Documents on behalf of the Borrower, together with the original, not photocopied, signatures of each officer. Borrower shall also deliver the same items specified in (i) above pertaining to the Bank from the appropriate regulatory agency.
1.4Delivery of Notes, Loan Agreement, Pledge Agreement, and Stock Certificates. At the time of the extension of the Loans, Borrower shall have delivered the Loan Documents. The security interest in the Collateral shall be prior to all other liens.
1.5Proceedings. The Loan Documents, upon their execution, and all proceedings in connection with the authorization, execution and delivery of and the performance of the obligations under the Loan Documents shall be satisfactory in substance and form to Lender.

1.6Payment of Fees and Expenses. Borrower shall have paid, at or prior to the date of the extension of the Loans, all costs and expenses in accordance with Section 8.9, to the extent then determined by Lender.
1.7Other Writings. The Lender shall receive such other agreements, instruments, documents, certificates, affidavits and other writings as Lender may reasonably require.
1.8[reserved]
1.9Financial Statements. Prior to any disbursement under the Loans, Borrower shall have delivered to Lender, true and exact copies of the current financial statements of the Borrower, the Bank and all other Subsidiaries, for 2020 and audit report and opinion of the Borrower’s independent accounting firm, with respect thereto (it being understood that Lender is relying upon such audit report and opinion in entering into this Loan Agreement), the unaudited financial statements of Borrower as of June 30, 2021, and the 2020 F.R. Y-6 Annual Report and F.R. Y-9 Parent Company only (and Consolidated, if applicable) financial statement(s) filed by Borrower with the Federal Reserve.
1.10No Material Adverse Change. At the time any Loan advance is funded hereunder, there shall have occurred, in the opinion of Lender, no material adverse changes in the condition, financial or otherwise, of Borrower or Bank from that reflected in the financial statements furnished pursuant to Section 3.9 hereof or furnished to Lender from time to time hereafter as required herein.
4.REPRESENTATIONS AND WARRANTIES.
    In order to induce the Lender to enter into this Agreement and to make the Loans, including future advances under the Revolving Credit Loan, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Loan Documents and the funding of the Loans) that:

1.1Corporate Status. Borrower is a corporation duly organized and existing under the laws of the State of Louisiana, is duly qualified to do business and is in good standing under the laws of other states where the Borrower does business, if any, and has the corporate power and authority to own its properties and assets and conduct its affairs and business.
1.2Corporate Power and Authority. Borrower has full power and authority to enter into this Agreement, to borrow funds as contemplated herein, to execute and deliver this Agreement, the Notes and other Loan Documents executed and delivered by it, and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action; and the officer executing each of the Loan Documents is duly authorized to do so by all necessary corporate action. Any consents or approval of shareholders or directors of Borrower, or any other party (including without limitation any regulatory agency or authority) required as a condition to the execution, delivery, or validity of any Loan Document have been obtained; and each of said Loan Documents is the valid, legal, and binding obligation of Borrower enforceable in accordance with its terms.
1.3No Violation of Agreements or Law. Neither Borrower, Bank, nor any other Subsidiary of Borrower is in default beyond any applicable cure period under any indenture, agreement or instrument to which it is a party or by which it may be bound, nor in violation of any state or federal statute, rule, ruling, or regulation governing its operations and the conduct of its business, operations or financial condition of Borrower, Bank, or any other Subsidiary. Neither the execution and delivery of the Loan Documents nor the consummation of the transactions herein contemplated, or compliance with the provisions hereof will conflict with, or result in the breach of, or constitute a default under, any indenture, agreement or other instrument to which Borrower is a party or by which it may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of Borrower, or violate or be in conflict with any provision of the charter or bylaws of Borrower, the Bank or any other Subsidiary.
1.4Compliance With Law; Government Approvals.
(a)Borrower has complied and is complying with all requirements, made all applications, and submitted all reports required by The Bank Holding Company Act of 1956, as amended, and any regulations or rulings issued in connection therewith, and the transaction contemplated hereby will not violate any such statutes, rules, rulings, or regulations nor will the consummation of said actions and transactions cause Borrower to be in violation thereof. Borrower has, if required, made all filings and received all governmental or regulatory approvals necessary for the consummation of the transactions described herein, including without limitation the approval of the Board of Governors of the Federal Reserve System.
(b)Borrower has complied and is complying with all other applicable state or federal statutes, rules, rulings and regulations. The borrowing of money and said actions and transactions required hereunder will not violate any of such statutes, rules, rulings, or regulations.
1.5Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower threatened against the Borrower, the Bank or any other Subsidiary before any court, arbitrator or governmental or administrative body or agency which, if adversely determined, would result in any material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank, or any other Subsidiary except as set forth in Exhibit C.
1.6Supervisory Action. Neither Borrower, the Bank nor any other Subsidiary is subject to any Supervisory Action by any federal or state bank regulatory authority, except as set forth on Schedule 4.6 attached hereto and incorporated by reference herein.
1.7Financial Condition. The balance sheets and the related statements of income of Borrower, the Bank, and the other Subsidiaries and the financial reports of Borrower, the Bank, and the other Subsidiaries which will be delivered to Lender pursuant to Section 3.9 hereof are, or will be as of their respective dates and for the respective periods stated therein, complete and correctly and fairly present the financial condition of Borrower, the Bank, and the other Subsidiaries, and the results of their operations, respectively, as of the dates and for the periods stated therein, and have been, or will be as of their respective dates and for the respective periods stated therein, prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and consistent with that of the preceding fiscal year or period, as the case may be. There are no liabilities of the Borrower, the Bank, or any other Subsidiary not included in such financial statements. There has been no material adverse change in the business, properties or condition of Borrower, the Bank, or the other Subsidiaries since the date of the financial statement furnished to Lender pursuant to Section 3.9 hereof.
1.8Tax Liability. Borrower, the Bank, and the other Subsidiaries have filed all federal, state and other tax returns, which are required to be filed by them, and have paid all taxes which have become due pursuant to such returns or pursuant to any assessments received by Borrower, the Bank, and the other Subsidiaries.
1.9Subsidiaries. Borrower has no Subsidiaries and owns stock in no corporation or banking association other than the Subsidiaries listed in Exhibit D.

1.10Bank Stock. The common stock of the Bank owned by Borrower or any other Subsidiary of Borrower is duly authorized and validly issued by the Bank or other Subsidiary. The total number of shares of common stock of the Bank and each other Subsidiary issued and outstanding as of the date hereof are all owned by Borrower, the Bank or other Subsidiaries of Borrower. Except as set forth in Section 6.2 hereof or on Exhibit E, the stock of the Bank and each other Subsidiary is free and clear of all liens, encumbrances, security interests; said common stock is fully paid and non-assessable. There are no outstanding warrants or options to acquire any common stock of the Bank and any other Subsidiary. There are no outstanding securities convertible or exchangeable into shares of common stock of any Subsidiary; and there are no restrictions on the transfer or pledge of any shares of common stock of any Subsidiary, except as set forth in Section 6.2 hereof or on Exhibit E. Borrower has the right to pledge and transfer the Collateral and assign the income therefrom without obtaining the consent of any other person or authority except as set forth in Section 6.2 hereof or on Exhibit E; and the Pledge Agreement creates for the benefit of Lender a first lien security interest in the Collateral subject to no other interests or claims.
1.11Title to Assets; Liens. Borrower and Bank each have good and marketable title to all its respective properties and assets reflected on the financial statements referred to herein, except for (i) such assets as have been disposed of since said date as no longer used or useful in the conduct of business and (ii) items which have been amortized in accordance with GAAP applied on a consistent basis. There are no liens on any assets of the Borrower, the Bank or any other Subsidiaries other than as set forth in Section 6.2 hereof or as disclosed on Exhibit E.
1.12Options, Warrants, Etc. Related to Shares. Except as set forth in Exhibit F, there are no options, warrants or other rights agreements or commitments (including conversion rights and preemptive rights) obligating the Borrower, the Bank, or any Subsidiary to issue, sell, purchase or redeem shares of the Borrower, the Bank, or any other Subsidiary or securities convertible to such shares.
1.13Environmental Laws.
(a)The Borrower and each of its Subsidiaries have obtained all permits, licenses, and other authorizations which are required under all Environmental Laws and are in compliance in all respects with all applicable Environmental Laws.
(b)On or prior to the date hereof, no notice, demand, request for information, citation, summons, or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or, to the best of the knowledge of the Borrower, threatened by any governmental or other Person with respect to any alleged or suspected failure by the Borrower or any of its Subsidiaries to comply in any material respect with any Environmental Laws.
(c)There are no material Liens arising under or pursuant to any Environmental Laws on any of the property owned or leased by the Borrower or any of its Subsidiaries.
(d)There are no conditions existing currently or anticipated to exist during the term of this Agreement which would subject the Borrower or any of its Subsidiaries or any of their property to any material Lien, damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action, or other responses by the Borrower and its Subsidiaries pursuant to Environmental Laws.

1.14Disclosure. The Borrower has disclosed to the Lender (i) all agreements, instruments and corporate or other restrictions to which it, Bank or any of the other Subsidiaries is subject, the termination of which could reasonably be expected to result in a material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank or any of the other Subsidiaries and (ii) all matters known to it that, individually or in the aggregate, could reasonably be expected to result in a material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank or any of the other Subsidiaries. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
1.15Contracts or Restrictions Affecting Borrower and/or Bank. Neither Borrower nor Bank is a party to any agreement or instrument or subject to any charter or other corporate restrictions adversely affecting its business, properties or assets, operations or condition (financial or otherwise).
1.16No Default. Neither Borrower nor Bank is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which will or might materially and adversely affect the business or operations of Borrower or the Bank, as the case may be.
1.17ERISA. Borrower and Bank are in compliance with all applicable provisions of ERISA and all other laws, state or federal, applicable to any employees’ retirement plan maintained or established by either of them.
1.18OFAC. Neither the Borrower nor any Subsidiary (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act or (c) is a Sanctioned Person. No part of the proceeds of the Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
5.AFFIRMATIVE COVENANTS.
    Borrower covenants and agrees that, until the Notes together with interest thereon are paid in full, unless specifically waived by the Lender in writing, Borrower will, and will cause the Bank and the Subsidiaries to:

1.1Business and Existence; Compliance with Laws. Perform all things necessary to preserve and keep in full force and effect the existence, rights and franchises of Borrower, the Bank and the other Subsidiaries and to comply and cause the Bank and the other Subsidiaries to comply in all material respects with all local, state and federal laws and regulations applicable to banks and bank holding companies, and all laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by the Borrower and the

Bank; and notify Bank immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any such franchises or licenses, or grants of authority, the result of which would constitute a materially adverse effect on the Borrower or the Bank, or the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any such franchises or grants of authority.
1.2Maintain Property. Maintain, preserve, and protect all properties used or useful in the conduct of Borrower’s, the Bank’s, and each other Subsidiary’s business and keep the same in good repair, working order and condition.
1.3Insurance. At all times keep the insurable properties of Borrower, the Bank, and each other Subsidiary adequately insured and maintain in force (i) insurance, to such an extent and against such risks, including fire and theft, as is customary with companies in the same or similar business, (ii) necessary workmen’s compensation insurance, fidelity bonds and directors’ and officers’ insurance coverage in amounts satisfactory to Lender, and (iii) such other insurance as may be required by law; and if required by Lender, deliver to the Lender a copy of the bonds and policies providing such coverage and a certificate of Borrower’s, the Bank’s, or each other Subsidiary’s chief executive officer, as the case may be, setting forth the nature of the risks covered by such insurance, the amount carried with respect to each risk, and the name of the insurer.
1.4Taxes and Liens. Pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon Borrower, the Bank, or each other Subsidiary or upon any of their respective income and profits, or their properties, real, personal or mixed, or any part thereof, before the same shall become delinquent; provided, however, that Borrower, the Bank, and each other Subsidiary shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the amount or validity thereof shall be contested in good faith by appropriate proceedings and provided that procedures satisfactory to Lender are carried out to prevent foreclosure of any lien therefrom.
1.5Financial Reports and ERISA.
(a)Furnish to Lender as soon as available and in any event within ninety (90) days after the end of each calendar year, (1) consolidated and consolidating balance sheets of Borrower, the Bank, and each other Subsidiary, as of the end of such year and consolidated and consolidating statements of income of Borrower, the Bank, and each other Subsidiary for the year then ended, together with the audit report and opinion of independent Certified Public Accountants acceptable to the Lender with respect thereto, such audit report and opinion shall contain no exceptions or qualifications unacceptable to Lender; (2) promptly upon receipt, copies of all management letters and other assessments and recommendations, formal or informal, submitted by the Certified Public Accountants to Borrower or each Subsidiary; (3) at Lender’s request, a copy of Borrower’s FR Y-9 Parent Company Only (and Consolidated, if applicable) financial statement(s) and (4) at Lender’s request, a copy of Borrower’s F.R. Y-6 Annual Report promptly upon the filing of the same with the Federal Reserve Board; and (5) at Lender’s request, a copy of the Bank’s Call Report promptly upon the filing with the appropriate regulatory agency.
(b)Upon senior management of the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Lender promptly (and in any event within five (5) business days), of: (1) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (2) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the mean of Title IV of ERISA); (3) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower, the Bank, or any other Subsidiary or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (4) any change in the funding status of any Plan that could have a material adverse effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower shall furnish the Lender and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
(c)Promptly upon the transmission thereof, copies of all material financial statements, proxy statements, notices, reports and other communications sent by the Borrower or any other Subsidiary to the shareholders of the Borrower and any other such communications as may be requested by Lender and copies of any and all regular or periodic reports, registration statements, prospectuses or other written communications that the Borrower or the Bank or any other Subsidiary is or may be required to file with the Securities and Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities and Exchange Commission if any.
(d)With reasonable promptness, such other financial information for the Borrower or the Bank or any other Subsidiary as Lender may reasonably request.
1.6Regulatory Examinations. (a) To the extent allowed by applicable Bank Regulatory Authorities, promptly notify Lender of every examination by, or any material correspondence, report, memoranda or other written communication from or with, any federal or state regulatory body or authority, with respect to the properties, loans, operations and/or condition of Borrower, the Bank, or any other Subsidiary, and of the receipt by Borrower, the Bank, or any other Subsidiary of every examination or other report prepared by such body or authority with respect thereto; and (b) if required by Lender, fully and completely assist and cooperate with Lender in requesting approval by such regulatory body or authority of the furnishing to Lender of any such report, and furnish such report to Lender if such approval is given; provided, however, that Lender shall take such steps as may be necessary to assure that all such reports shall remain confidential and shall be used by Lender solely in connection with the administration of the Loans in accordance with the provisions of this Agreement.
1.7Additional Information. Furnish such other information regarding the operations, business affairs and financial condition of Borrower, the Bank, and each other Subsidiary as Lender may from time to time reasonably request, including but not limited to true and exact copies of any monthly management reports to their respective directors, their respective tax returns, and all information furnished to shareholders, or any governmental authority, including the results of any stock valuation performed.
1.8Right of Inspection. Except to the extent, if any, prohibited by applicable law, permit any person designated by Lender, to inspect any of the properties, books and financial and other reports and records of Borrower, the Bank, and each other Subsidiary, including, but not limited to, all documentation and records pertaining to the Bank’s loans, investments and deposits; and to discuss their affairs; finances and accounts with Borrower’s, the Bank’s, and each other Subsidiary’s principal officers, at all such reasonable times and as often as Lender may reasonable request. If required by Lender, Borrower will pay Lender loan fees in an amount determined by Lender to be necessary to cover the costs of such inspections, including a reasonable allowance for Lender’s overhead as well as out-of-pocket expenses in connection with such inspection; provided, however, that in the absence of an Event of Default, Borrower's liability under the foregoing provisions shall not exceed $5,000.00 per year.
1.9Notice of Default. At the time of Borrower’s first knowledge or notice, furnish the Lender with written notice or the occurrence of any event or the existence of any condition which constitutes or upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Loan Agreement or other Loan Documents or an event of default or default under any other loan documents for any other loan to the Borrower, the Bank, or any other Subsidiary.
1.10Notice of Litigation. Borrower shall notify Lender of any actions, suits or proceedings instituted by any person against the Borrower, the Bank or other Subsidiary claiming money damages or other monetary liability in an amount of Five Hundred Thousand Dollars ($500,000.00) or more, said notice to be given within ten days of the first notice to Borrower or other party of the institution of such action, suit or proceeding and to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the person instituting the action, suit or proceeding, and any other significant features of the claim.
1.11Perfection of Security Interest. The Borrower or other Subsidiary shall perform such acts as may be necessary, in the reasonable judgment of Lender, now or in the future, to perfect or continue perfection of the security interests granted to Lender, or otherwise provided for, under any and all Loan Documents.
1.12Dividends to Borrower from the Bank. Borrower shall cause the Bank and other Subsidiary to pay dividends or otherwise make such cash contributions at such times and in such amounts, as is necessary to enable Borrower to meet all of its obligations under the Loan Documents on a timely basis, including the payment, when due, of each installment of interest and the payment of principal on the Loans to the extent permitted by law including applicable bank regulatory agency rules and regulations. Without limiting the generality of the foregoing, should any prepayment, accelerated payment or other payment ever be due with respect to the Loans, Borrower shall cause the Bank and other Subsidiary to pay dividends or otherwise make such additional distributions to the Borrower as necessary to enable the Borrower to make such prepayment, accelerated payment or other payment, to the extent permitted by law including applicable bank regulatory agency rules and regulations.
1.13Capital Ratio/Equity Capital Adequacy.
(a)Bank shall maintain at all times a “Well Capitalized” rating as required by any applicable regulatory authority as such requirement may be revised from time to time. If, during the life of the Loans, the total consolidated assets of the Borrower exceed Three Billion Dollars ($3,000,000,000.00), then the Borrower shall be added to the foregoing covenant.
(b)Bank shall maintain as of each Covenant Compliance Date a Tier 1 Leverage Ratio of not less than Eight Percent (8.00%), monitored quarterly.
1.14 “Modified” Texas Ratio. As of each Covenant Compliance Date Bank shall maintain a “Modified” Texas Ratio of not more than Thirty-Five Percent (35.00%), monitored quarterly.

1.15Fixed Charge Coverage Ratio. Borrower shall maintain, as of each Covenant Compliance Date, a ratio of Cash Flow for the prior four (4) fiscal quarters to Fixed Charges for the prior four (4) fiscal quarters of not less than 1.35 to 1.00, to be measured quarterly as of the last day of each fiscal quarter of Borrower. Non-recurring merger-related expenses may be added back to “Cash-Flow” for the purpose of this calculation for the four (4) fiscal quarters following the completion of each permitted acquisition under Section 6.4 hereof or the completion of any other merger or acquisition approved in writing by Lender.
1.16Loan Loss Reserves. With respect to the Bank, maintain at all times loan loss reserves in amounts deemed adequate by all federal and state regulatory authorities.
1.17Loan to Value. Borrower shall maintain as of each Covenant Compliance Date a Loan-to-Value Ratio of not more than Fifty Percent (50.00%). Such ratio shall be monitored quarterly.
1.18Change in Management. The Borrower shall promptly notify Lender of any change in the senior executive management personnel (CEO, President, CFO, or other "c-level" or equivalent offices) of Borrower or Bank and shall, thereafter, promptly replace such officer with a replacement reasonably qualified officer in accordance with applicable laws and regulations.
1.19Indemnification. Borrower and Bank shall indemnify the Lender, and hold it harmless of and from any and all loss, cost, damage or expense, of every kind and nature, including reasonable attorneys’ fees, which the Lender could or might incur by reason of any violation of any Environmental Laws by Borrower or Bank or by any predecessors or successors to title to any property of the Borrower or Bank.
1.20Compliance Certificate. Furnish Lender a Certificate of Compliance duly certified by the Chief Executive Officer or Chief Financial Officer of Borrower within forty-five (45) days after the end of each calendar quarter stating that Borrower and each Bank Subsidiary and the Borrower and all Subsidiaries, as applicable, are in compliance with all terms, covenants and conditions of this Loan Agreement and all related Loan Documents, including, but not limited to, Sections 5.1 – 5.18 of this Agreement. Such Certificate of Compliance shall be as set forth in Exhibit H and otherwise be in form and substance satisfactory to Lender.
6.NEGATIVE COVENANTS.
    Borrower covenants and agrees with Lender that Borrower shall comply and cause the Bank and other Subsidiaries to comply with the following negative covenants unless the prior written consent of Lender shall be obtained, so long as any indebtedness remains outstanding under the Loan Documents:

1.1Indebtedness. Neither Borrower nor the Bank shall create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness, except for the following indebtedness:
(a)The indebtedness of Borrower under the Loans;
(b)Indebtedness owed by the Borrower to the Bank or any other Subsidiary;
(c)Debt for operating expenses or otherwise incurred by the Bank or any other Subsidiary in the ordinary course of business;
(d)Indebtedness as set forth in Exhibit G; and

(e)Obligations (contingent or otherwise) existing or arising under any Interest Rate Swap approved in advance by Lender.
1.2Mortgages, Liens, Etc. Neither Borrower nor the Bank shall create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, except for:
(a)Liens in favor of Lender securing payment of the Loans; and
(b)Permitted Encumbrances.
1.3Guaranties. Guarantee or otherwise in any way become or be responsible for the indebtedness or obligations of any other Person, by any means whatsoever, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower or Bank in the ordinary course of business for collection.
1.4Merger, Dissolution, Acquisition of Assets. Borrower shall not enter into, or permit the Bank or any other Subsidiary to enter into, any transaction of merger or consolidation, or any reorganization, reclassification of stock, readjustment or change in capital structure; or acquire, or permit any Subsidiary to acquire, all of the stock, or other ownership interest, property or assets of any other person, corporation, partnership or other entity; provided, however, that if at the time thereof and immediately after giving effect thereto on a pro forma basis (a) Borrower or the applicable Subsidiary has obtained all corporate and regulatory approvals required in connection therewith, (b) no Event of Default or event which would, with the passage of time, giving of notice, or both, constitute an Event of Default, exists, (c) such acquisition has the approval of the boards of directors and/or shareholders, as required, of both the acquiror and the target and is not a hostile acquisition, and (d) such transaction is in compliance with the restrictions on additional indebtedness and liens set forth in Sections 6.1 and 6.2 hereof, (i) any Subsidiary (other than the Bank) may merge into or transfer its property or assets to another Subsidiary and (ii) Borrower or any Subsidiary may acquire all of the stock or other ownership interests, property or assets of another Person if (x) the assets of the target(s) do not, in the aggregate, exceed Three Hundred Million Dollars ($300,000,000.00) in any fiscal year of the Borrower and (y) in the event such acquisition involves a merger of the acquired entity with an existing Subsidiary, the applicable existing Subsidiary is the surviving entity after consummation of the transaction. In any of such events, to the extent permitted by applicable law, Borrower shall give Lender at least thirty (30) days' prior written notice of any such permitted acquisition which notice shall include Borrower's pro forma covenant calculations establishing continuing compliance as stated above as certified by a responsible officer of Borrower and, if and to the extent that such prior notice is impermissible under applicable law, Borrower shall give Lender written notice thereof together with such certified calculations as promptly as legally permissible.
1.5Subsidiaries. Except as permitted under Section 6.4 hereof, Borrower shall not create, establish or acquire Subsidiaries or acquire or own stock or any other interest in any bank other than the Bank, or permit the creation, establishment or acquisition of any such Subsidiaries by any other Subsidiary.
1.6Sale of Collateral, Merger, or Asset Disposition.
(a)Borrower shall not sell, transfer, pledge, assign, or otherwise dispose of, or otherwise encumber, any of the Collateral, nor permit the Bank or any other Subsidiary to issue additional shares of stock or rights, options or securities convertible into Capital Stock of the Bank or any other Subsidiary.
(b)The Borrower will not, nor will it permit any of its Subsidiaries to, make any Asset Disposition except in the ordinary course of business.
1.7Dividends, Redemptions and Other Payments. Borrower shall not declare or pay any dividends on the stock of Borrower or redeem any stock of Borrower if an Event of Default has occurred and is continuing under this Agreement or allow the payment of such a dividend that would create an Event of Default. The payment of any dividend or the redemption of any stock not otherwise prohibited shall in all respects comply with the rules and regulations of the Federal Reserve Board.
1.8Capital Expenditures. Borrower shall not make or become committed to make, or permit any Subsidiary to make or to become committed to make, directly or indirectly, during any calendar year, capital expenditures which for Borrower and the Subsidiary exceed amounts deemed acceptable to applicable regulatory authorities.
1.9Relocation. The Borrower shall not cause or permit Borrower or any Subsidiary to relocate their principal office, principal banking office, principal registered office or approved charter location without the written consent of Lender.
1.10Transactions with Affiliates. The Borrower shall not, nor will it permit any of its Subsidiaries to, enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such person or entity other than (a) normal compensation and reimbursement of expenses of officers and directors and (b) except as otherwise specifically limited in this Agreement, other transactions which satisfy the applicable requirements under Section 23A of the Federal Reserve Act, 12 USC §371c and Section 23B of the Federal Reserve Act, 12 USC §371c-1. For purposes of this Agreement, the term affiliates shall have the same meaning as set forth in applicable bank regulations.
1.11Intentionally Omitted.
1.12Charter or By-Law Amendments. Neither Borrower, Bank nor any other Subsidiary shall adopt, amend or enter into, as applicable, any charter, articles of incorporation, bylaws (or any amendments thereto) or other provisions or agreements that would affect in any way the rights, obligations and/or preferences of the Collateral.
1.13No Defaults. Borrower shall not permit or suffer the occurrence of any event nor allow any Subsidiary or other Affiliate to knowingly permit or suffer the occurrence of any event which constitutes an event of default under any indenture or loan agreement or otherwise with respect to any indebtedness of the Borrower, the Bank, or any other Subsidiary, in each case where the principal amount of the obligations covered thereby exceed Five Hundred Thousand Dollars ($500,000.00).
7.DEFAULT AND REMEDIES.
1.1Events of Default. Any one or more of the following events which occurs and continues uncured beyond any applicable grace or notice and cure period, if any, shall constitute an "Event of Default" under the terms of this Agreement and the other Loan Documents:
(a)Failure to make prompt payment as and when due of the principal of or interest on the Loans or any fees due under this Loan Agreement within ten (10) days of the date when due, or in the prompt performance or payment when due of any other obligations of the Borrower to the Bank, whether now existing or hereafter created or arising, direct or indirect, absolute or contingent; provided, however, that for the first such payment which is not made within such ten (10) day cure period described above during any calendar year, Lender shall first provide Borrower with written notice and a five (5) day period to cure such payment failure.
(b)Except as otherwise expressly addressed in this Section 7.1 or with respect to an event that materially and adversely impacts the Lender's rights with respect to the Collateral, failure to comply with or in the performance or observance of any term, covenant, obligation, condition, or agreement in this Agreement or any other Loan Document which continues after thirty (30) days written notice from Lender or such other notice and cure period as may be expressly provided herein.
(c)If any representation, warranty or any other statement made or deemed to be made by the Borrower herein, in any other Loan Document, or in any writing, certificate, or report or statement at any time furnished to Lender pursuant to or in connection with this Agreement shall to be false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter, and is not cured to Lender's satisfaction within thirty (30) days after written notice to Borrower thereof.
(d)Borrower, the Bank or any other Subsidiary shall fail to pay when due and before the expiration of any grace period, any debt for borrowed money which it is primarily obligated to pay as borrower, or in any other capacity, whether such debt shall have become due because of acceleration of maturity or otherwise and where such debt shall be in a principal amount in excess of Five Hundred Thousand Dollars ($500,000.00), other than debt created by this Agreement, where such failure continues for thirty (30) days after the earlier to occur of (i) Borrower's notice thereof or (ii) Lender's written notice thereof to Borrower.
(e)An event other than one expressly addressed in this Section 7.1(b) - (i) which occurs and which constitutes an event of default as defined in the Notes or any other Loan Document, which continues for thirty (30) days after written notice thereof from Lender.
(f)The Borrower, the Bank, or any other Subsidiary shall
(i)admit in writing its inability to pay its debts as they become due; or
(ii)file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act as now or in the future amended, or file a pleading asking such relief, or have or suffer to be filed an involuntary petition in bankruptcy against it which is not contested and discharged within sixty (60) days; or
(iii)make an assignment for the benefit of creditors generally; or
(iv)consent to the appointment of a trustee, custodian, or receiver for all or a major portion of its property; or
(v)be adjudicated a bankrupt or insolvent under any federal or state law; or
(vi)suffer the entry of a court order under any federal or state law appointing a receiver, custodian, or trustee for all or a major part of its property or ordering the winding up or liquidation of its affairs, or approving a petition filed against it under the Bankruptcy Act, as now or in the future amended; or

(vii)suffer the entry of a final judgment for the payment of money in excess of $500,000.00 and the same shall not be discharged or provision made for its discharge within 45 days from the date of entry thereof or an appeal or other appropriate proceeding for review thereof shall not be taken within said period and a stay of execution pending such appeal shall not be obtained; or
(viii)suffer a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial portion of its property.
No notice and cure period shall apply to Events of Default under this Section 7.1(f).
(g)The issuance of any Supervisory Action against the Borrower, the Bank or other Subsidiaries or the Borrower’s, the Bank’s or the other Subsidiaries’ directors, whether temporary or permanent, by or at the request of any bank regulatory agency; provided, however, that notwithstanding anything to the contrary in this Agreement (including without limitation Section 5.9 hereof), Borrower shall not be required to disclose the existence of any Supervisory Action to the extent that such disclosure is prohibited by applicable law or regulation; but further provided that (i) Section 5.9 of this Agreement shall nevertheless require Borrower to disclose to Lender the maximum amount of information legally permissible to be disclosed regarding any such Supervisory Action and (ii) such Supervisory Action may, even if confidential, constitute an Event of Default hereunder if Lender becomes aware of such Supervisory Action through other channels without the violation of applicable law or regulation. Notwithstanding the foregoing, Supervisory Actions that (i) relate to safety and soundness or the Bank Secrecy Act, (ii) could reasonably be expected to result in a material adverse effect upon the Borrower, the Bank, or the Borrower's ability to repay the Loans, (iii) which provide for a financial penalty that could reasonably be expected to cause the Borrower to breach a financial covenant set forth in this Loan Agreement, or (iv) impact the Bank's ability to provide dividends to the Borrower shall constitute an immediate Event of Default. Other Supervisory Actions shall constitute an Event of Default if not cured or resolved to Lender's satisfaction within forty-five (45) days of the institution thereof;
(h)There shall occur any Change of Control of Borrower. No notice and cure period shall apply to this Section 7.1(h); or
(i)The failure of the Borrower, the Bank, or any other Subsidiary, or the Borrower’s, the Bank’s, or any other Subsidiary’s directors to comply with the terms of any memorandum of understanding or letter agreement with any bank regulatory agency, including but not limited to any applicable state bank regulatory agency, Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, and the Board of Governors of the Federal Reserve System and such failure has not been fully corrected within thirty (30) business days of the earlier to occur of (i) Borrower’s or the Bank’s awareness of its failure to comply or (ii) Lender's written notice to Borrower thereof.
1.2Intentionally Omitted.
1.3Remedies on Default. Upon the occurrence of an Event of Default, Lender may (i) terminate all obligations of Lender to Borrower, the Bank, or any other Subsidiary including, without limitation, all obligations to lend money to Borrower under this Agreement (including without limitation, any obligation to fund future Revolving Credit Loan advances), (ii) declare either or both of the Notes immediately due and payable, without presentment, demand, protest, notice of intent to accelerate and notice of acceleration of the applicable Maturity Date of either or both of the Notes, or any other notice of any kind, all of which are expressly waived, (iii) declare immediately due and payable from Borrower the expenses set forth in Section 8.14 hereof, and (iv) pursue any remedy available to it under this Agreement, the Notes, the Pledge

Agreement or any other Loan Document, or available at law or in equity, concurrently or subsequently, in such order as the Lender may elect, all of which remedies shall be cumulative.
8.MISCELLANEOUS.
1.1No Waiver. No delay or failure on the part of Lender or on the part of any holder of the Notes in the exercise of any right, power or privilege granted under this Agreement, or under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against Lender unless made in writing and signed by Lender, and then only to the extent expressly specified therein.
1.2Notices. All notices and communications provided for hereunder shall be in writing, delivered by hand or sent by first-class, registered or certified mail, postage prepaid, or express courier to the following addresses:

        (1)    If to Lender:        First Horizon Bank
                        165 Madison Avenue, 11th Floor
                        Memphis, Tennessee 38103
                        Attention: Correspondent Banking

        (2)    If to Borrower:        First Guaranty Bancshares, Inc.
                        400 East Thomas Street                                        Hammond, LA 70401
                        Attention: Alton B. Lewis Jr.

Any party hereto may change its address for notice purposes by notice to the other parties in the manner provided herein. Notice shall be deemed given when hand delivered or first class, certified or registered mail, postage prepaid, or when delivered by express courier.

1.3Governing Law. This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of Tennessee except with respect to interest which shall be governed by and construed in accordance with applicable Federal laws in effect from time to time.
1.4Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made by or furnished on behalf of Borrower, the Bank, or the other Subsidiaries in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents and the extension or funding of the loan hereunder.
1.5Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
1.6Severability. If any part of any provision contained in this Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.
1.7Time is of the Essence. Time is of the essence in interpreting and performing this Agreement and all other Loan Documents.

1.8Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.
1.9Payment of Costs. Borrower shall pay, promptly demand by Lender, all reasonable costs, expenses, taxes and fees incurred by Lender in connection with the preparation, execution and delivery of this Agreement and all other Loan Documents and the recording and filing and rerecording and refiling thereof, including, without limitation, the reasonable costs and professional fees of counsel for Lender, any and all transfer, mortgage or other taxes and all recording costs that may be payable. In the future, Borrower shall pay promptly following written demand by the Lender, all such costs and expenses determined to be payable, in connection therewith.
1.10Successors and Assigns. This Agreement shall bind and inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided, however, Borrower, the Bank, and the other Subsidiaries shall not have any right to assign their rights or obligations hereunder to any person. Notwithstanding anything in this Agreement to the contrary, but subject to the notice provisions of Section 8.25 below, Lender shall have the right, but shall not be obligated, to sell participation in the loan made pursuant hereto to other banks, financial institutions and investors.
1.11Amendments; No Implied Waiver. This Agreement may be amended or modified, and Borrower, the bank, and the other Subsidiaries may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Borrower shall obtain the prior written consent of Lender to that specific amendment, modification, action or omission to act, and no course of dealing between Borrower, the Bank, or the other Subsidiaries and Lender shall operate as a waiver of any right, power or privilege granted to Lender under this Agreement or under any other Loan Document, or available to Lender at law or in equity.
1.12Rights Cumulative. All rights, powers and privileges granted hereunder shall be cumulative to and shall not be exclusive of any other rights, powers and privileges granted by any other Loan Document or available at law or in equity.
1.13Indemnity. Borrower agrees to protect, indemnify and save harmless Lender, and all directors, officers, employees and agents of Lender, from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any Person not a party to this Agreement and arising from or related or incident to this Agreement or any other Loan Document, including, without limitation, any liability under federal or state securities laws arising out of Lender’s disposition of all or part of the Collateral, (ii) costs and expenses incident to the defense of such claims, demands and causes of action, including, without limitation, reasonable attorneys’ fees, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action; provided, however, that Borrower does not agree to indemnify Lender against Lender’s own negligence, misconduct, or default under this Agreement. The indemnity contained in this section shall survive the termination of this Agreement. If Lender receives a complaint, claim, or other notice of any item or claim indemnified against under this Section 8.13, Lender shall promptly notify Borrower of each such item or claim, but the omission to so notify Borrower shall not relieve Borrower of any liability under this Section 8.13 except to the extent Borrower is directly prejudiced by such failure. If any judicial or administrative proceeding, including any governmental investigation, whether civil, criminal, or otherwise (individually, an "Action" and, collectively, "Actions"), is threatened, asserted, commenced, or brought against Lender for which Lender may be indemnified by Borrower pursuant to this Section 8.13, Borrower shall retain and direct counsel to defend such Action, and shall permit Lender to monitor the defense thereof. Lender shall have the right to reasonably approve such counsel. Lender shall cooperate fully with Borrower and with such counsel in such defense. Borrower shall assume responsibility for the payment of all fees and disbursements of such counsel. To the extent that the interests of Borrower and Lender with respect to any such Action conflict, Borrower shall, upon the request of Lender, retain separate counsel for Lender with respect to such action, and all fees and expenses of such separate counsel shall be paid by Borrower. Expenses (including reasonable attorneys' fees) incurred by Lender in defending any Action shall be paid by Borrower in advance of the final disposition of such Action; provided, however, Lender agrees to repay any such expenses paid by Borrower if it shall be determined by a final non-appealable judgment by a court of competent jurisdiction that Lender is not entitled for indemnification for such expenses pursuant to this Section 8.13.
1.14Expenses. Borrower agrees to promptly reimburse Lender for (i) all costs and expenses of collection of the Notes, including reasonable attorneys’ fees, and (ii) all expenses incurred by Lender in acting on behalf of Borrower, the Bank or the other Subsidiaries in accordance with the terms of this Agreement or to maintain or preserve the value of the Collateral, or Lender’s interest therein pursuant to the Pledge Agreement, or any other Loan Document. Such sums shall include interest at the maximum rate allowed by law accruing from the date Lender requests such reimbursement.
1.15Usury. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and Borrower, the Bank, and the other Subsidiaries, and Lender agree that, should any provision of this Agreement, or of the Notes, or of any other Loan Document or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to Lender by Borrower under this Agreement, and if the principal indebtedness has been paid in full, any remaining excess shall forthwith be paid to Borrower.
1.16Jurisdiction and Venue. Borrower, the Bank, and the other Subsidiaries, and Lender agree, without power of revocation, that any civil suit or action brought against them as a result of , or which relates to, any of their obligations under this Agreement or under any other Loan Document may be brought against them, jointly or singly, in the United States District Court for the Western District of Tennessee, and Borrower, the Bank, the other Subsidiaries, and Lender irrevocably submit to the jurisdiction of such court and irrevocably waive, to the fullest extent permitted by law, any objections that they may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and Borrower, the Bank, and the other Subsidiaries, and Lender agree that final judgment in any such civil suit or action shall be conclusive and binding upon them and shall be enforceable against them by suit upon such judgment in any court of competent jurisdiction.
1.17Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that Borrower, Lender and their respective agents have participated in the preparation hereof.
1.18Holidays. In any case where the date for any action required to be performed under this Agreement or under any other Loan Document shall be, in the city where the performance is to be made, a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close, then such performance may be made on the next succeeding business day not a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close.
1.19Entire Agreement. This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby. The execution of this Agreement and the other Loan Documents by Borrower, the Bank, and the other Subsidiaries was not based upon any facts or materials provided by Lender, nor was Borrower, the Bank, and the other Subsidiaries induced to execute this Agreement or any other Loan Document by any representation, statement or analysis made by Lender. In the event that the provisions of this Loan Agreement shall conflict with provisions of any of the other Loan Documents, the provisions of this Agreement shall control. This written Loan Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
1.20Consent. Borrower hereby represents and warrants that to the best of Borrower’s knowledge there is no consent from any lender or creditor needed to prevent Borrower, the Bank, or the other Subsidiaries from being in default by Borrower executing the Notes or Borrower, the Bank, and the other Subsidiaries executing, this Loan Agreement or any other loan document associated with any Loan.
1.21Waiver Of Right To Trial By Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
1.22Further Assurances. Borrower agrees to furnish a current financial statement upon the request of Lender from time to time, and further agrees to execute and deliver all other instruments and take such other actions as Lender may from time to time reasonably request in order to carry out the provisions and intent hereof.
1.23Execution by Bank. The undersigned Bank is joining this Agreement for the sole purpose of acknowledging the pledge of its Capital Stock pursuant to the Pledge Agreement.
1.24Non-Control. In no event shall the Lender’s rights hereunder be deemed to indicate that the Lender is in control of the business, management or properties of the Borrower or the Bank or has power over the daily management functions and operating decisions made by the Borrower and the Bank, all such rights and powers being hereby expressly reserved to the Borrower and the Bank.

1.25Assignments and Participations. Lender may sell or offer to sell the Loans or interests therein to one or more assignees or participants. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Lender hereunder. Lender may disseminate any information it now has or hereafter obtains pertaining to the Loans, including any security for the Loans, Borrower, Bank, any other Subsidiary, any of Borrower’s, Bank’s, or any other Subsidiary’s principals, or any guarantor, if any, to any actual or prospective assignee or participant, to Lender’s affiliates, to any regulatory body having jurisdiction over Lender, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Lender and the Loans, or to any other party as necessary or appropriate in Lender’s reasonable judgment. Except in case of a transfer after an Event of Default or in connection with a merger or sale of all or substantially all of the assets of Lender, Lender shall provide Borrower with at least thirty (30) days prior written notice of any such assignment or participation.
1.26Electronic Transmission of Data. Lender and Borrower agree that certain data related to the Loans (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the internet to the parties, the parties’ affiliates, agents and representatives, and other Persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower and Bank will release, hold harmless and indemnify Lender from any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.
1.27USA PATRIOT Act. The Lender hereby notifies the Borrower and any guarantor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and any guarantors, which information includes the name and address of the Borrower and any guarantors and other information that will allow Lender to identify the Borrower and any guarantors in accordance with the PATRIOT Act.
1.28No Inference of Extension Past Maturity Date. Notwithstanding any other provision herein, the terms, conditions, and requirements provided for herein that would, by their express terms, be applicable to time periods after the applicable Maturity Date of each Note, are not to be interpreted as an inference that the Lender has agreed to any extension, automatic or otherwise, to the extension of the applicable Maturity Date. The Lender has not agreed and is under no obligation to extend the applicable Maturity Date of the Notes.
1.29Amendment and Restatement. This Agreement amends and restates the Original Loan Agreement in its entirety and is not intended to be a novation thereof.
Signatures follow.

    IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be executed by their respective officers, duly authorized so to do, all as of the day and year first above written.

Borrower:

FIRST GUARANTY BANCSHARES, INC.

By: /s/ Alton B. Lewis, Jr.
Printed Name: Alton B. Lewis, Jr.
Title: President and Chief Executive Officer

Lender:

FIRST HORIZON BANK, a Tennessee banking corporation

By: /s/ R. Chuck Hunt
Printed Name: R. Chuck Hunt
Title: Senior Vice President

LIST OF EXHIBITS

The following exhibits have been omitted because the Company deems it not material and the type of information that the Company treats as private or confidential.

EXHIBIT A-1        REVOLVING CREDIT NOTE [filed as Exhibit 10.2 to this Current Report on Form 8-K]

EXHIBIT A-2        2019 NOTE [filed as Exhibit 10.3 to the Current Report on Form 8-K filed November 12, 2019]

[EXHIBIT B         [reserved] - OMITTED]

[EXHIBIT C         ACTIONS, SUITS, OR OTHER PROCEEDINGS PENDING OR THREATENED AGAINST OR AFFECTING BORROWER OR ANY SUBSIDIARY- OMITTED]

[EXHIBIT D         SUBSIDIARIES OF BORROWER - OMITTED]

[EXHIBIT E         LIENS - OMITTED]

[EXHIBIT F         OPTIONS, WARRANTS OR OTHER RIGHTS AGREEMENTS OR COMMITMENTS (INCLUDING CONVERSION RIGHTS AND PREEMPTIVE RIGHTS) OBLIGATING BORROWER OR ANY SUBSIDIARY TO ISSUE, SELL, PURCHASE OR REDEEM SHARES OR SECURITIES CONVERTIBLE TO SHARES - OMITTED]

[EXHIBIT G         INDEBTEDNESS NOT AUTHORIZED IN SECTION 6.1 - OMITTED]

[EXHIBIT H         COMPLIANCE CERTIFICATE - OMITTED]

APPENDIX A        DEFINITIONS

[SCHEDULE 4.6    SUPERVISORY ACTION(S) - OMITTED]

EXHIBIT A-1
REVOLVING CREDIT NOTE

[filed as Exhibit 10.2 to this Current Report on Form 8-K]

EXHIBIT A-2
2019 NOTE

[filed as Exhibit 10.3 to the Current Report on Form 8-K filed November 12, 2019]

EXHIBIT B

[OMITTED]

EXHIBIT C

[OMITTED]

EXHIBIT D

[OMITTED]

EXHIBIT E

[OMITTED]

EXHIBIT F

[OMITTED]

EXHIBIT G

[OMITTED]

EXHIBIT H

[OMITTED]

APPENDIX A
DEFINITIONS
“2019 Loan” means that certain term loan from the Lender to the Borrower in the original principal amount of Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00), made on the 2019 Loan Effective Date.
“2019 Loan Effective Date” means November 7, 2019.
“2019 Loan Maturity Date” means November 7, 2024.
“2019 Loan Note” means that certain Thirty-Two Million Five Hundred Thousand Dollar ($32,500,000.00) 2019 Term Note of the Borrower to the Lender, dated the 2019 Loan Effective Date, together with any and all renewals, modifications, extensions and replacements thereof.
“Affiliate” shall have the same meaning assigned to it in applicable bank regulations.
“Asset Disposition” shall mean the disposition (including the sale, lease or transfer) of any or all of the assets (including without limitation any common or preferred stock of the Bank or any other Subsidiary) of the Borrower or any of its Subsidiaries whether by sale, lease, transfer or otherwise.
“Average Assets” shall mean the year-to-date average of total assets of Bank.
“Bank Regulatory Authority” shall mean the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and all other relevant bank regulatory authorities (including, without limitation, relevant state bank regulatory authorities).
“Call Report” shall mean the Bank’s Quarterly Report of Condition and Income.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.
"Cash Flow" means the sum of (a) Borrower's consolidated Net Income, plus (b) non-cash charges or expenses of Borrower, including depreciation and amortization, plus (c) all interest expense of the Borrower to the extent deducted in the determination of consolidated Net Income, plus (d) proceeds from the purchase of Borrower shares by the Borrower's employee stock ownership plan, less (e) dividends or other payments paid or declared by the Borrower to its shareholders, less (f) Borrower's non-cash income.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Entity or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Entity; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for

International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means a change in the ownership of the capital stock of the Borrower whereby a Person, who is not a shareholder as of the Effective Date, acquires, directly or indirectly, beneficial ownership of a number of shares of capital stock of the Borrower that constitutes fifty percent (50%) or more of the combined voting power of the Borrower's outstanding capital stock then entitled to vote.
“Collateral” shall mean 4,823,899 shares of the common stock of the Bank represented by stock certificate number 1-000-4603.
“Covenant Compliance Date” shall mean the last day of each fiscal quarter of the Borrower.
“Environmental Laws” shall mean all federal, state, and local laws, including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to the discharge of air pollutants, water pollutants, or process waste water or otherwise relating to the environment or hazardous substances or the treatment, processing, storage, disposal, release, transport, or other handling thereof, including, but not limited to, the federal Solid Waste Disposal Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Hazardous Materials Transportation Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the federal Toxic Substances Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency, in each case as now or at any time hereafter in effect.
“Equity Issuance” shall mean any issuance by the Borrower to any person of shares of its Capital Stock, any shares of its Capital Stock pursuant to the exercise of options or warrants or any shares of its Capital Stock pursuant to the conversion of any debt to equity, after the date of the Loan.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
“ERISA Affiliate” means an entity which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.
“ERISA Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Borrower, the Bank, or any other Subsidiary or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any plan; (vi) the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.
“Event of Default” shall have the meaning assigned to such term in Section 7.1 of this Agreement.
"Fixed Charge Coverage Ratio" for any period shall mean the ratio of: (a) Cash Flow for such period to (b) Fixed Charges for such period.
"Fixed Charges" means the sum of (a) all interest expense of the Borrower to the extent deducted in the determination of consolidated Net Income, plus (b) all contractually required principal payments on any indebtedness of the Borrower, all determined with respect to the Borrower in accordance with GAAP.
“GAAP” shall mean generally accepted accounting principles applied on a consistent basis, maintained throughout the period involved.
“Governmental Entity” means the United States, any State, and/or any political subdivision, department, agency or instrumentality of any of the foregoing.
“Interest Rate Swap” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.
“Lien(s)” shall have the meaning set forth in Section 4.11 of this Agreement and are more specifically set forth in Exhibit E attached hereto.
“Loans” means the Revolving Credit Loan and the 2019 Loan, collectively.
“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by the Borrower or its Subsidiaries.
“Loan Documents” shall mean the Notes, the Agreement, the Pledge Agreement, stock certificates issued to Borrower evidencing the shares pledged pursuant to the Pledge Agreement, stock powers with respect to such shares pledged as Collateral and any and all other documents, instruments or agreements evidencing, securing, guaranteeing or otherwise related to or delivered in connection with the Loans.
“Loan-to-Value Ratio” shall mean the ratio that (a) the then-outstanding balance of the Loans at the time of measurement bears to (b) the Bank's tangible common equity tier 1 capital at the time of measurement.
“Modified’ Texas Ratio” shall mean a fraction, expressed as a percentage, where the numerator is the Non-Performing Assets, and where the denominator is the sum of Bank’s Tier 1 Capital plus the entire balance of Bank’s loan loss reserve, all determined on a basis satisfactory to Lender.
“Multiple Employer Plan” shall mean a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.
“Net Cash Proceeds” shall mean the aggregate cash proceeds received by the Borrower in respect of any Equity Issuance, net of (1) direct costs (including, without limitation, legal, accounting, and investment banking fees and sales commissions) and (2) taxes paid or payable as a result thereof.
“Net Income” shall mean the net income after taxes including the Borrower’s equity in undistributed earnings of its Subsidiaries as determined under GAAP.
“Net Worth” shall mean the shareholders’ equity, net worth or surplus as determined under GAAP.
“Non-Performing Assets” shall mean the sum of (1) all Non-Performing Loans and (2) Other Real Estate Owned listed in Call Reports and other such assets acquired through foreclosure or other realization upon collateral or rearrangement or satisfaction of Indebtedness.
“Non-Performing Asset Ratio” shall mean the ratio of (1) Non-Performing Assets to (2) the sum of the total assets of Borrower and its Subsidiaries, determined in accordance with GAAP, as of the Covenant Compliance Date.
“Non-Performing Loan Ratio” shall mean the ratio of (1) Non-Performing Loans to (2) total gross loans made by Bank, measured as of each applicable Covenant Compliance Date.
“Non-Performing Loans” shall mean the sum of (1) all loans classified internally or by a Bank Regulatory Authority as non-accrual plus (2) loans past due by 90 days or more plus (3) loans for which the obligee has reduced the agreed interest rate, reduced the principal or interest obligation, extended the maturity, applied interest payments to reduce principal, capitalized interest, or otherwise renegotiated the terms of the obligation based upon the actual or asserted inability of the obligor(s) of such loans to perform their obligations pursuant to the agreements with the obligee prior to such modification or renegotiation; provided, however, that (a) loans for which the Borrower or the Bank has taken additional collateral satisfactory to it and therefore is prepared to make additional loan advances or any other loans which have been restructured and are performing in a manner satisfactory to the Borrower and (b) any portion of a Non-Performing Loan that is guaranteed by the United States government or an agency thereof in a manner acceptable to Lender shall not be included in the definition of Non-Performing Loans (but any un-guaranteed portion of a Non-Performing Loan covered by item (b) above shall be included as a Non-Performing Loan); provided further, however, that any loan that would otherwise be classified as a troubled debt restructuring but is not so classified, because of a regulatory exemption from classification as a troubled debt restructuring by a Bank Regulatory Authority or statutory exemption from classification as a troubled debt restructuring by applicable statute, shall not be included in the definition of Non-Performing Loans, so long as (x) such regulatory or statutory exemption remains in place, and (y) such loan continues to meet all qualifications for such regulatory or statutory exemption.
“Notes” means the Revolving Credit Note and the 2019 Note, collectively, together with any and all renewals, modifications, extensions and replacements thereof.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“Permitted Encumbrances” shall mean and include: (a) liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings; (b) workmen’s, vendors’, mechanics’ and materialmen’s liens and other liens imposed by law incurred in the ordinary course of business, and easements and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the properties subject thereto and affected thereby; (c) liens in respect of pledges or deposits under social security laws, workmen’s compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory operations; and (d) the liens of Peoples Bank described on Exhibit E, and such other liens and encumbrances to which Lender shall consent in writing, if any.
“Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof, joint stock company, or non-incorporated organization, or any other entity of any kind whatsoever.
“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, the Bank, or any other Subsidiary or any ERISA affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.
“Pledge Agreement” shall mean that certain Pledge and Security Agreement executed by Borrower for the benefit of Lender dated December 22, 2015 pledging the Collateral, as the same has been and may be further amended, modified, or restated from time to time.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.
“Revolving Credit Loan Maturity Date” means December 22, 2022.
“Revolving Credit Note” shall have the meaning assigned to such term in Section 1.2(a) of this Agreement, together with any and all renewals, modifications, extensions, and replacements thereof.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of Treasury’s Office of Foreign Assets Control.
“Subsidiaries” or individually “Subsidiary” shall mean any partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture, or other entity other than Borrower in an unbroken chain of entities beginning with the Borrower with each of the entities or the Bank other than the last entity in the unbroken chain owning fifty percent (50%) or more of the total combined voting power of all classes of stock or other form of equity in one of the other entities or the Bank and are more specifically listed in Exhibit D attached hereto.
“Supervisory Action” shall mean and include the issuance by or at the behest of any bank regulatory authority of a letter agreement, memorandum of understanding (regardless of whether consented or agreed to by the party to whom it is addressed), cease and desist order, injunction, directive, restraining order, formal agreement, notice of charges, or civil money penalties, against Borrower, the Bank, or any other Subsidiary or the directors or officers of any of them, whether temporary or permanent.
“Tier 1 Capital” shall have the meaning included in Appendix A to Title 12, Code of Federal Regulations, Part 225, Capital Adequacy Guidelines for Bank Holding Companies.
“Tier 1 Leverage Ratio” shall have the meaning and be calculated as set forth in Appendix D to Title 12, Code of Federal Regulations, Part 225, Capital Adequacy Guidelines for Bank Holding Companies.
    “United States” means the government of the United States of America or any department, agency, division or instrumentality thereof

SCHEDULE 4.6

[OMITTED]